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                                                                     EXHIBIT 5.1

                           Tel-Aviv, November 30, 2000

BackWeb Technologies Ltd.
3 Abba Hillel Street
Ramat Gan 52136
Israel

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by BackWeb Technologies Ltd. (the "Company") under the Securities Act of 1933, as amended, with respect to the 4,522,084 Ordinary Shares of the Company available for issuance under the Company's 1998 United States Stock Option Plan, the Company's 1996 Israel Employee Stock Option Plan and the Company's Employee Stock Purchase Plan (collectively, the "Plans").

     As general counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that, when such Ordinary Shares have been issued and sold pursuant to the applicable provisions of such Plans and in accordance with the Registration Statement, such Ordinary Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,
                                        /s/ Naschitz, Brandes & Co.